UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 20, 2014

LEXMARK INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14050	06-1308215
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
(Address of Principal Executive Offices) (Zip Code)

(859) 232-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.  Other Events.

On August 20, 2014, Lexmark International Technology S.A., a Switzerland joint stock company (“LITSA”), a wholly-owned subsidiary of Lexmark International, Inc., a Delaware corporation (“Lexmark”), announced that it had acquired 1,193,580 class A and 5,822,390 class B shares in ReadSoft AB (“ReadSoft”) from ReadSoft’s two founders at a cash price of SEK 57.00 per share.  LITSA now holds 1,193,580 class A shares and 9,686,124 class B shares in ReadSoft, representing approximately 35.4 percent of ReadSoft’s total outstanding shares and 52.2 percent of the vote in aggregate.

In connection with the acquisition of such shares, LITSA increased its cash tender offer for all of the outstanding Class A and Class B shares of ReadSoft to SEK 57.00 per share, irrespective of share class. The acceptance period for ReadSoft shareholders to tender their shares will be extended to September 4, 2014, with settlement occurring shortly after the offer period.

On August 20, 2014, LITSA issued a press release announcing the acquisition of shares from ReadSoft’s founders and increased tender offer price for all of the outstanding shares of ReadSoft.  The text of the press release  is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits
	Exhibit No.	Description of Exhibit
	99.1	Press Release issued by LITSA, dated August 20, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexmark International, Inc.
(Registrant)

August 20, 2014

By: /s/ Robert J. Patton
Robert J. Patton
Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
99.1	Press Release issued by LITSA, dated August 20, 2014.